NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources Reports Third Quarter 2009 Results

~Adjusted EBITDA rose 13% over third quarter 2008 to $15.6 million~

~ Distributable Cash Flow of $13.0 million rose 130% over third quarter 2008 ~

~Adjusted Net Income, after consideration of specific non-cash items, was
$8.4 million or $0.58 per unit~

HOUSTON—November 4, 2009--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the quarter and nine months ended September 30, 2009.

Mr. Scott W. Smith, President and CEO, commented, “We are very pleased to report record results again this quarter as we once again produced a record level of Adjusted EBITDA and Distributable Cash Flow. But more importantly, as the capital markets reopened, we resumed our growth strategy by acquiring another proven, long-lived property, generating immediate accretion for our unitholders. The acquisition of South Texas properties from Lewis Energy expanded our already-strong portfolio of long-lived producing natural gas and oil assets.  In addition, we are very encouraged by the continuing improvement in the capital markets as MLP issuers, both midstream and upstream, have been able to access capital at reasonable valuations.  The ability to access the capital markets is the key to growth in our business and with an improving A&D market as we head into next year, we believe we are well positioned to grow our asset base and distributable cash flow for the benefit of our unitholders.”

Mr. Richard Robert, Executive Vice President and CFO, added, “The success of our recent equity capital raise associated with the Lewis acquisition strengthened our balance sheet and created renewed financially flexibility to successfully execute our growth plans going forward. We continue to seek out acquisition opportunities that will allow us to expand and diversify our asset base with the objective of generating higher levels of predictable cash flow and raising our level of distribution. With our prudent hedging strategy, we have taken the necessary steps to position the Company to continue to perform well in any commodity price environment.”

Third Quarter 2009 Highlights:

•
Adjusted EBITDA (a non-GAAP financial measure defined below) increased 13% to $15.6 million from $13.8 million in the third quarter of 2008 and rose 17% from the $13.3 million recorded in the second quarter of 2009.

•
Distributable Cash Flow (a non-GAAP financial measure defined below) increased 130% to $13.0 million from the $5.6 million generated in the third quarter of 2008 and grew 15% sequentially over the $11.3 million generated in the second quarter of 2009.

•
We reported net income for the quarter of $0.7 million or $0.05 per unit compared to reported net income of $71.8 million or $5.90 per unit in the third quarter of 2008; however, both quarters included special items.  The recent quarter included $12.8 million of non-cash unrealized net losses in our commodity and interest rate derivatives contracts and a $0.8 million non-cash compensation charge for the change in unrealized fair value of phantom units granted to management, offset by a $5.9 million gain on the acquisition of natural gas and oil properties in the Lewis transaction.  The 2008 third quarter results included a $65.9 million unrealized net loss in our commodity and interest rate derivatives contracts.

•
Excluding the net impact of the specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $8.4 million in the third quarter of 2009, or $0.58 per unit, as compared to Adjusted Net Income of $5.9 million, or $0.48 per unit, in the third quarter of 2008.

•
Average daily production was 20,396 Mcfe, which included 2,987 Mcfe per day of incremental production from the Sun TSH reserves acquired from Lewis Energy. The average daily production for the quarter from the Sun TSH acquisition consists of only 45 days of production in the quarter.

During the quarter we sold 1,165 MMcf of natural gas, 85,401 Bbls of oil, and 1,391,212  gallons of natural gas liquids (NGLs), compared to the 1,083 MMcf of natural gas, 66,046 Bbls of oil and 549,851 thousand gallons of natural gas liquids produced in the third quarter of 2008.  The 20% increase in total production on a Mcfe basis is primarily due to our recent acquisition.   Including the positive impact of our hedges in the third quarter of this year, we realized a net price of $11.12 per Mcf on natural gas sales, $77.15 per Bbl on crude oil sales, and $0.82 per gallon on NGL sales, for an average sales price of $11.02 per Mcfe (all excluding amortization of premiums paid and non-cash settlements on derivative contracts).

2009 Nine-Month Highlights:

•	Adjusted EBITDA (a non-GAAP financial measure defined below) increased 15% to $41.5 million from the $36.2 million generated in the first nine months of 2008.

•	Distributable Cash Flow (a non-GAAP financial measure defined below) grew 80% to $34.3 million from the $19.0 million generated in the comparable period of 2008.

•
The reported net loss was $56.0 million or ($4.24) per unit for the first nine months of 2009 compared to reported net income of $8.9 million in the first nine months of 2008.  The 2009 results included a $63.8 million non-cash natural gas and oil property impairment charge, a $16.1 million non-cash unrealized net loss on our commodity and interest rate derivatives contracts, a $5.9 million gain on the acquisition of natural gas and oil properties and a $3.0 million non-cash compensation charge for the unrealized fair value of phantom units granted to management.  Last year’s nine-month results included a non-cash unrealized loss of $6.5 million on other commodity and interest rate derivative contracts.

•
Excluding the net impact of these specific non-cash items mentioned above, Adjusted Net Income (a non-GAAP financial measure defined below) was $21.0 million in the first nine months of 2009, or $1.59 per unit, compared to Adjusted Net Income of $15.3 million, or $1.33 per unit, in the comparable period of 2008.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of natural gas and oil price volatility on our cash flow from operations. As required by our reserve-based credit facility, we have mitigated this volatility through 2011 by implementing a hedging program on a portion of our total anticipated production. At September 30, 2009, the fair value of commodity derivative contracts was approximately $26.0 million, of which $19.5 million settles during the next twelve months. Currently, we use fixed-price swaps and NYMEX collars and put options to hedge natural gas and oil prices.

The following table summarizes commodity derivative contracts in place at September 30, 2009:

	October 1- December 31, 2009	2010	2011
Gas Positions:
Fixed Price Swaps:
Notional Volume (MMBtu)	864,806	4,731,040	3,328,312
Fixed Price ($/MMBtu)	$9.34	$8.66	$7.83
Puts:
Notional Volume (MMBtu)	651,446	—	—
Floor Price ($/MMBtu)	$7.85	$—	$—
Collars:
Notional Volume (MMBtu)	249,999	1,607,500	1,933,500
Floor Price ($/MMBtu)	$7.50	$7.73	$7.34
Ceiling Price ($/MMBtu)	$9.00	$8.92	$8.44
Total:
Notional Volume (MMBtu)	1,766,251	6,338,540	5,261,812

Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	44,000	164,250	151,250
Fixed Price ($/Bbl)	$87.23	$85.65	$85.50
Collars:
Notional Volume (Bbls)	9,200	—	—
Floor Price ($/Bbl)	$100.00	$—	$—
Ceiling Price ($/Bbl)	$127.00	$—	$—
Total:
Notional Volume (Bbls)	53,200	164,250	151,250

Selling, General and Administrative Expense

Our selling, general and administrative expense rose 37% to $2.1 million in the third quarter of 2009 from $1.6 million in the same period in 2008, primarily reflecting the recognition of non-cash expenses associated with our unit-based compensation program.  The 2009 third quarter charges included a $1.3 million non-cash compensation expense which was related to the grant of phantom units on January 1, 2009 and the amortization of common and Class B units granted to employees and directors under employment agreements and our long-term incentive plan.  Last year’s third quarter included non-cash compensation charges of $0.8 million.

On January 1, 2009, in accordance with their previously negotiated employment agreements, phantom units were granted to two officers in amounts equal to 1% of our units outstanding at January 1, 2009 and the amount paid in either cash or units will equal the appreciation in value of the units, if any, from the date of the grant until the determination date (December 31, 2009), plus cash distributions paid on the units, less an 8% hurdle rate. The fair value of the phantom units at September 30, 2009 of $3.0 million was determined using a Black Scholes model and will be recalculated at December 31, 2009 at which time the final value will be known.

Recent Events

On August 17, 2009, Vanguard completed its acquisition of certain natural gas and oil properties in South Texas for an adjusted purchase price of $50.5 million, subject to customary post-closing adjustments to be determined, from an affiliate of Lewis Energy Group, L.P.  The properties acquired have total estimated proved reserves of 34.9 Bcfe as of September 30, 2009, of which 96% is natural gas and natural gas liquids and 67% is proved developed. Lewis will operate all of the wells acquired in this transaction. Based on the current net daily production of approximately 6,100 Mcfe, the properties have a reserve to production ratio of approximately 16 years.  The transaction was funded by a public offering of 3.5 million common units and certain borrowings under its reserve-based credit facility.  Subsequently, the underwriters of the public offering of common units purchased an additional 432,800 common units pursuant to a partial exercise of their over-allotment option which was used to reduce borrowings under the reserve-based credit facility.

With the acquisition, Vanguard assumed natural gas puts and swaps based on NYMEX pricing for approximately 61% of the estimated gas production from existing producing wells related to the transaction for the period beginning August of 2009 through 2010.  In addition, Vanguard has also added new derivative positions so that approximately 90% of this new production will be hedged through 2011. A schedule of the hedges assumed and added is shown below:

Contract Period	Volume (MMBtu)	Price
Put and Swap Agreements Assumed:
August – December 2009	765,000	$8.00
January – December 2010	949,000	$7.50
Collars Added:
January – December 2010	693,500	$7.50 - $8.50
January – December 2011	1,569,500	$7.31 - $8.31	(1)

(1)	Weighted average pricing.

Cash Distributions

On November 13, 2009, the Company will pay a third-quarter cash distribution of $0.50 per unit to its unitholders of record as of November 6, 2009.  This quarterly distribution payment is unchanged from the amount distributed during the second quarter of 2009 and the third quarter of 2008.

Capital Expenditures

Capital expenditures for the drilling, capital workover and recompletion of natural gas and oil properties were approximately $1.1 million in the third quarter of 2009 compared to $6.7 million for the comparable quarter of 2008.  For the first nine months of 2009, Vanguard spent $3.0 million for drilling, capital workover and completion work, compared to $13.4 million during the comparable period last year.  During the nine months ended September 30, 2009, we did not drill any wells on our operated properties and there was limited drilling on non-operated properties.  We elected to reduce our capital spending in a low commodity price environment but we intend to move forward with our development drilling program when market conditions allow for an adequate return on the drilling investment.

Reserve-Based Credit Facility

At the end of the third quarter 2009, Vanguard had indebtedness under its reserve-based credit facility totaling $123.5 million.  After consideration of an additional $5.5 million principal paydown subsequent to September 30, 2009, we have $52.0 million available for borrowing under the reserve-based credit facility.   This represents an approximate $29.0 million improvement in our liquidity as compared to the end of the second quarter of 2009.  Absent accretive acquisitions, to the extent available after unitholder distributions, debt service, and capital expenditures, it is our current intention to utilize our excess cash flow during the remainder of 2009 to reduce our borrowings under our reserve-based credit facility.

On August 31, 2009, Vanguard’s existing reserve-based credit facility was amended in conjunction with the acquisition of the natural gas and oil properties from an affiliate of Lewis Energy Group, L.P.  As part of the amendment, the term of the reserve-based credit facility was extended to October 1, 2012, the borrowing base was increased from $154 million to $175 million, interest margins were increased approximately 75 basis points, the debt to Adjusted EBITDA covenant was reduced from 4.0 to 3.5, and two new banks were added as lenders under the facility.  However, pursuant to the regularly scheduled fall borrowing base redetermination, the borrowing base was reduced from $175.0 million to $170.0 million and the definition of majority lenders was changed from 75% to 66.67% effective October 14, 2009.  No other terms under the facility were changed.

Conference Call Information

Vanguard will host a conference call today to discuss its 2009 third-quarter results at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-6009 or (480) 629-9866, for international callers and ask for the “Vanguard Natural Resources” call a few minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Vanguard’s website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until November 18, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4168639#. A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC

Operating Statistics

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
Net Natural Gas Production:
Appalachian gas (MMcf)	773		923		2,372		2,693
Permian gas (MMcf)	57		-		153		132	(a)
South Texas gas (MMcf)	196		160	(b)	624		179	(b)
Sun TSH gas (MMcf)	139	(c)	-		139	(c)	-
Total natural gas production (MMcf)	1,165		1,083		3,288		3,004

Average Appalachian daily gas production (Mcf/day)	8,403		10,031		8,691		9,827
Average Permian daily gas production (Mcf/day)	617		-		560		543	(a)
Average South Texas daily gas production (Mcf/day)	2,136		2,463	(b)	2,286		2,757	(b)
Average Sun TSH daily gas production (Mcf/day)	3,088	(c)	-		3,088	(c)	-
Average Vanguard daily gas production (Mcf/day)	14,244		12,494		14,625		13,127

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$11.12	(d)	$10.84	(d)	$11.13	(d)	$10.52	(d)
Net realized gas price, excluding hedges	$4.07		$10.94		$4.71		$11.29

Net Oil Production:
Appalachian oil (Bbls)	25,451		11,122		63,148		32,543
Permian oil (Bbls)	57,525		54,924		175,175		157,463	(a)
Sun TSH oil (Bbls)	2,425	(c)	-		2,425	(c)	-
Total oil production (Bbls)	85,401		66,046		240,748		190,006

Average Appalachian daily oil production (Bbls/day)	277		121		231		119
Average Permian daily oil production (Bbls/day)	625		597		642		648	(a)
Average Sun TSH daily oil production (Bbls/day)	54	(c)	-		54	(c)	-
Average Vanguard daily oil production (Bbls/day)	956		718		927		767

Average Oil Sales Price per Bbls:
Net realized oil price, including hedges	$77.15	(d)	$93.26	(d)	$74.64	(d)	$87.62	(d)
Net realized oil price, excluding hedges	$63.76		$114.01		$52.42		$105.56

Net Natural Gas Liquids Production:
Permian natural gas liquids (Gal)	105,336		128,171		340,536		128,171	(a)
South Texas natural gas liquids (Gal)	436,922		421,680	(b)	1,268,161		421,680	(b)
Sun TSH natural gas liquids (Gal)	848,954	(c)	-		848,954	(c)	-
Total natural gas liquids production (Gal)	1,391,212		549,851		2,457,651		549,851

Average Permian daily natural gas liquids production (Gal/day)	1,145		1,393		1,247		527
Average South Texas daily natural gas liquids production (Gal/day)	4,749		6,487	(b)	4,645		6,487	(b)
Average Sun TSH daily natural gas liquids production (Gal/day)	18,866	(c)	-		18,866	(c)	-
Average Vanguard daily natural gas liquids production (Gal/day)	24,760		7,880		24,758		7,014

Average Natural Gas Liquids Sales Price per Gal:
Net realized natural gas liquids price, including hedges	$0.82	(d)	$1.09	(d)	$0.74	(d)	$1.50	(d)
Net realized natural gas liquids price, excluding hedges	$0.82		$1.09		$0.74		$1.50

(a)	The Permian Basin acquisition closed on January 31, 2008 and, as such, only eight months of operations are included in the nine month period ended September 30, 2008.

(b)	The South Texas acquisition closed on July 28, 2008 and, as such, only two months of operations are included in the three month period and nine month period ended September 30, 2008.

(c)
The Sun TSH acquisition closed on August 17, 2009 and, as such, only approximately one and a half months of operations are included in the three month and the nine month period ended September 30, 2009.

(d)	Excludes amortization of premiums paid and non-cash settlements on derivative contracts.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (b)	2008 (a)	2009 (b)	2008 (a)(c)
Revenues:
Natural gas, natural gas liquids and oil sales	$11,324	$20,839	$29,930	$55,693
Gain (loss) on commodity cash flow hedges	(463)	45	(1,737)	616
Gain (loss) on other commodity derivative contracts	(4,210)	63,364	7,302	(16,453)
Total revenues	6,651	84,248	35,495	39,856

Costs and expenses:
Lease operating expenses	3,322	3,485	9,233	7,800
Depreciation, depletion, amortization, and accretion	3,272	4,187	9,700	10,341
Impairment of natural gas and oil properties	—	—	63,818	—
Selling, general and administrative expenses	2,137	1,560	8,230	4,843
Production and other taxes	974	1,263	2,537	3,658
Total costs and expenses	9,705	10,495	93,518	26,642

Income (loss) from operations	(3,054)	73,753	(58,023)	13,214

Other income and (expense):
Interest income	—	4	—	16
Interest expense	(1,042)	(1,489)	(3,034)	(3,863)
Gain on acquisition of natural gas and oil properties	5,878	—	5,878	—
Loss on interest rate derivative contracts	(1,081)	(459)	(853)	(510)
Total other income (expense)	3,755	(1,944)	1,991	(4,357)

Net income (loss)	$701	$71,809	$(56,032)	$8,857

Net income (loss) per unit:
Common & Class B units – basic	$0.05	$5.90	$(4.24)	$0.77

Common & Class B units – diluted	$0.05	$5.90	$(4.24)	$0.77

Weighted average units outstanding:
Common units – basic & diluted	14,027,186	11,749,421	12,779,869	11,115,463
Class B units – basic & diluted	420,000	420,000	420,000	420,000

(a)	The South Texas acquisition closed on July 28, 2008 and as such only two months of operations are included in the three month and nine month period ended September 30, 2008.

(b)	The Sun TSH acquisition closed on August 17, 2009 and as such only approximately one and a half months of operations are included in the three month and nine month period ended September 30, 2009.

(c)	The Permian Basin acquisition closed on January 31, 2008 and as such only eight months of operations are included in the nine month period ended September 30, 2008.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,046	$3
Trade accounts receivable, net	5,410	6,083
Derivative assets	19,516	22,184
Other receivables	2,912	2,763
Other current assets	766	845
Total current assets	30,650	31,878

Natural gas and oil properties, at cost	341,898	284,447
Accumulated depletion	(175,493)	(102,178)
Natural gas and oil properties evaluated, net – full cost method	166,405	182,269

Other assets
Derivative assets	6,850	15,749
Deferred financing costs	3,301	882
Other assets	1,627	1,784
Total assets	$208,833	$232,562

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$611	$2,148
Accounts payable – natural gas and oil	1,525	1,327
Payables to affiliates	866	2,555
Deferred swap liability	997	—
Derivative liabilities	29	486
Phantom unit compensation accrual	3,034	—
Accrued ad valorem taxes	1,591	34
Accrued expenses	344	1,214
Total current liabilities	8,997	7,764

Long-term debt	123,500	135,000
Derivative liabilities	2,801	2,313
Deferred swap liability	2,075	—
Asset retirement obligations	4,133	2,134
Total liabilities	141,506	147,211

Commitments and contingencies

Members’ equity
Members’ capital, 16,087,673 common units issued and outstanding at September 30, 2009 and 12,145,873 at December 31, 2008	67,409	88,550
Class B units, 420,000 issued and outstanding at September 30, 2009 and December 31, 2008	6,045	4,606
Accumulated other comprehensive loss	(6,127)	(7,805)
Total members’ equity	67,327	85,351

Total liabilities and members’ equity	$208,833	$232,562

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion, and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Gains and losses on acquisitions of natural gas and oil properties;

•	Deferred taxes,;

•	Unit-based compensation expense; and

•	Unrealized fair value of phantom units granted to officers.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Depreciation, depletion, and amortization (including accretion of asset retirement obligations);

•	Impairment of natural gas and oil properties;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Gains and losses on acquisitions of natural gas and oil properties;

•	Deferred taxes;

•	Unit-based compensation expense; and

•	Unrealized fair value of phantom units granted to officers.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009 (b)	2008 (c)	2009 (b)	2008 (c)(d)

Net income (loss)	$701	$71,809	$(56,032)	$8,857
Plus:
Interest expense, including realized losses on interest rate derivative contracts	1,548	1,489	4,274	3,863
Depreciation, depletion, amortization, and accretion	3,272	4,187	9,700	10,341
Impairment of natural gas and oil properties	-	-	63,818	-
Amortization of premiums paid and non-cash settlements on derivative contracts	1,811	1,451	4,383	3,982
Unrealized (gains) losses on other commodity and interest rate derivative contracts	12,795	(65,933)	16,105	6,463
Gain on acquisition of natural gas and oil properties	(5,878)	-	(5,878)	-
Deferred taxes	(3)	-	(204)	-
Unit-based compensation expense	548	812	2,311	2,708
Unrealized fair value of phantom units granted to officers	782	-	3,034	-
Less:
Interest income	-	4	-	16
Adjusted EBITDA	$15,576	$13,811	$41,511	$36,198
Less:
Interest expense, net	1,548	1,485	4,274	3,847
Drilling, capital workover and recompletion expenditures	1,069	6,682	2,981	13,360
Distributable Cash Flow	$12,959	$5,644	$34,256	$18,991

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)	The Sun TSH acquisition closed on August 17, 2009 and as such only approximately one and a half months of operations are included in the three month and nine month period ended September 30, 2009.

(c)	The South Texas acquisition closed on July 28, 2008 and as such only two months of operations are included in the three month and nine month period ended September 30, 2008.

(d)	The Permian Basin acquisition closed on January 31, 2008 and as such only eight months of operations are included in the nine month period ended September 30, 2008.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income (loss) in accordance with GAAP.  Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to officers;

•	Impairment of natural gas and oil properties; and

•	Gains and losses on acquisitions of natural gas and oil properties.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges, non-cash gains on the acquisition of natural gas and oil properties and non-cash ceiling test impairment charges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items.  In addition, this measure removes the non-cash impact that commodity price and interest rate volatility generates on our GAAP results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net income (loss)	$701	$71,809	$(56,032)	$8,857
Plus:
Unrealized (gain) loss on other commodity derivative contracts	12,220	(66,353)	16,492	6,043
Unrealized (gain) loss on interest rate derivative contracts	575	420	(387)	420
Unrealized fair value of phantom units granted to officers	782	-	3,034	-
Impairment of natural gas and oil properties	-	-	63,818	-
Gain on acquisition of natural gas and oil properties	(5,878)	-	(5,878)	-
Total adjustments	7,699	(65,933)	77,079	6,463

Adjusted Net Income	$8,400	$5,876	$21,047	$15,320

Basic and diluted net income (loss) per unit:	$0.05	$5.90	$(4.24)	$0.77
Plus:
Unrealized (gain) loss on other commodity derivative contracts	0.85	(5.45)	1.25	0.52
Unrealized (gain) loss on interest rate derivative contracts	0.04	0.03	(0.03)	0.04
Unrealized fair value of phantom units granted to officers	0.05	-	0.23	-
Impairment of natural gas and oil properties	-	-	4.83	-
Gain on acquisition of natural gas and oil properties	(0.41)	-	(0.45)	-
Basic and diluted adjusted net income per unit:	$0.58	$0.48	$1.59	$1.33

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC                                                                                     DRG&E
Richard Robert, EVP and CFO, 832-327-2258                                                                    Jack Lascar/Carol Coale, 713-529-6600
investorrelations@vnrllc.com                                                                                             jlascar@drg-e.com or ccoale@drg-e.com